EXHIBIT 10.3

BRAND LICENSE AGREEMENT

by and between

OMS INVESTMENTS, INC.

and

AEROGROW INTERNATIONAL, INC.

dated as of

April 22, 2013

BRAND LICENSE AGREEMENT

THIS BRAND LICENSE AGREEMENT (“Agreement”) is made as of April 22, 2013 (the “Effective Date”), by and between OMS Investments, Inc., a Delaware company having offices at 10250 Constellation Blvd., Suite 2800, Los Angeles, California 90067 (the “Licensor”), and AeroGrow International, Inc., a Nevada corporation having offices at 6075 Longbow Dr., Suite 200, Boulder, Colorado 80301 (the “Licensee”).  The Licensor and the Licensee are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

A.           The Licensor is the sole owner of certain “Licensed Trademarks” (as defined in Section 1.7), which have become associated with high quality lawn and garden products.

B.           The Licensee desires to obtain from the Licensor a license to use the Licensed Trademarks in connection with the manufacture, marketing and sale of certain products and the Licensor is willing to grant such license, on the terms and conditions set forth herein.

C.           The Licensee recognizes the vital importance of protecting the Licensor’s exclusive and valuable rights in and to the Licensed Trademarks, and the goodwill symbolized thereby.

D.           Concurrently with the execution of this Agreement, the Licensor’s Affiliate, SMG Growing Media, Inc., an Ohio corporation having offices at 14111 Scottslawn Road, Marysville, Ohio 43041 (“Scotts”) and the Licensee are executing a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which Scotts will acquire convertible preferred stock and warrants from the Licensee; and Scotts, the Licensor, and the Licensee are executing certain other Transaction Agreements as set forth in the Securities Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.  DEFINED TERMS

Capitalized terms in this Agreement shall have the meanings ascribed to them in this Agreement, including this Section 1.  Capitalized terms not defined in this Agreement shall have the meanings set forth in the Securities Purchase Agreement.

1.1           “AeroGarden Products” means and includes the following:  the AeroGarden 3, AeroGarden 7, AeroGarden Extra, and AeroGarden Ultra indoor garden units, depictions and descriptions of which are attached at Exhibit A; the seed kits made and sold for use with any of the foregoing AeroGarden indoor garden units, depictions and descriptions of which are attached at Exhibit B.

1.2           “Approval Guidelines” means the guidelines for review and approval of Licensed Products and related items and materials set forth in Section 9.

1.3           “Contract Year” means the one-year period from April 1 of a calendar year to March 31 of the following calendar year.

1.4           “First Contract Year” means the Effective Date through March 31, 2014.

1.5           “Initial Term” shall have the meaning set forth in Section 14.1.

1.6           "Licensed MG Trademarks" means and includes those trademarks identified on Exhibit C.

1.7           “Licensed Products” means the AeroGarden Products and Other Approved Products.

1.8           “Licensed Trademarks” means the Licensed MG Trademarks and the Other Licensed Trademarks.

1.9           “Licensee Markets” means hydroponic and aeroponic products.

1.10           “Net Sales” means the net sales of the Licensee under U.S. GAAP.

1.11           “Other Approved Products” means Licensee products other than the AeroGarden Products that Licensee submits to Licensor for approval and that Licensor approves.

1.12           “Other Licensed Trademarks" means and includes those trademarks identified on Exhibit D.

1.13           “Protected Information” of a Party means trade secrets and information concerning the Party’s business and affairs, including without limitation current and historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials and current and historical financial information regarding individual products, departments or categories.

1.14           “Renewal Terms” means a five-year period following the Initial Term.

1.15           “Series B Preferred” means the series of preferred stock of the Licensee designated Series B Convertible Preferred Stock with a par value of $0.001 per share under the Certificate of Designations.

1.16           “Series B Preferred Conversion Price” has the meaning ascribed to such term in the Certificate of Designations of Series B Convertible Preferred Stock of Licensee (the “Certificate of Designations”).

1.17           “Territory” means (a) North America and (b) on a country-by-country basis, all European countries including the United Kingdom, but excluding France and Germany, under the following conditions: (i) AeroGrow has an established European distributor for such country under a contract approved in writing by OMS, (ii) AeroGrow and OMS mutually agree in writing on annual sales volume requirements for such country, (iii) OMS has the right to terminate AeroGrow's rights in such country if such annual sales volume requirements are not met, or for any other reason, and (iv) OMS has not already commenced sales of Licensed Products in such country.

1.18           “U.S. GAAP” means United States generally accepted accounting principles and practices applied consistently throughout the periods involved.

2.  GRANT OF LICENSE

Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts the grant by the Licensor of, the non-exclusive right and license to use the Licensed Trademarks on and in connection with the Licensed Products, that is, to rebrand the AeroGarden Products, and, with the prior written consent and approval of the Licensor, to apply to Other Approved Products, in the Licensee Markets in the Territory, during the Initial Term and during any properly obtained Renewal Terms.

3.  RESERVATION OF RIGHTS

The Licensor reserves all rights with respect to the Licensed Trademarks not expressly licensed to the Licensee hereunder, and the Licensee may not use or grant licenses to others to use the Licensed Trademarks in any other manner or in connection with any goods or services. The Licensor shall have the option to obtain from the Licensee a royalty-free trademark license to use the AEROGARDEN and AEROGROW trademarks outside the Territory in connection with the sale of products incorporating the Company Intellectual Property (as defined in the Intellectual Property Purchase Agreement dated April 22, 2013 between the Parties).

4.  LICENSE TRANSFER

This Agreement shall be binding upon and inure to the benefit of the Parties and their successors or assigns; provided, that the Licensee may assign this Agreement only if the Licensor provides prior and specific written consent, which consent may be withheld in Licensor's sole and absolute discretion. The Licensee shall not have the right to grant sublicenses under this Agreement, but may permit the distribution by third party distributors of AeroGarden Products that are branded with the Licensed Trademarks in accordance with this Agreement. Any assignment, franchise, sublicense, or transfer not expressly permitted by this Section 4 is prohibited and will be deemed to be null and void.

5.  USE OF CONTRACT MANUFACTURERS

5.1           Licensor Approval Required for Contract Manufacturers.  Subject to the exception in Section 5.2, the Licensee shall not use the services of contract manufacturers in the manufacture of the Licensed Products unless the Licensor approves such contract manufacturers, specifically and in writing, before the Licensee engages such contract manufacturers.  The Licensee shall require any approved contract manufacturers to execute an agreement to manufacture the Licensed Products, and the agreement must be in a form approved by the Licensor before the agreement is presented to the contract manufacturer.

5.2           Current Contract Manufacturers.  The Licensee shall be permitted to continue to use the services of its current contract manufacturers for the AeroGarden Products as of the Securities Purchase Agreement effective date; provided that (a) Licensee shall require such contract manufacturers to promptly execute the agreement identified in Section 5.1 to the extent such agreement is not already in place or is unacceptable to the Licensor, and (ii) the Licensor shall have the right to terminate any such existing contract manufacturer to the extent that such existing contract manufacturer is the cause of a material deficiency in manufacturing any Licensed Products.

6.  COMPENSATION

6.1           Calculation of License Fees. For the First Contract Year, the Parties shall use annual the Net Sales for the equivalent period during fiscal year 2013 ending March 31, 2013 ("Equivalent 2013 Period Net Sales"), and the Licensee shall pay the Licensor an amount equal to 5% of the increase in Net Sales from the Equivalent 2013 Period Net Sales to the Net Sales for the First Contract Year. For each subsequent Contract Year of the Agreement, the Licensee shall pay the Licensor an amount equal to 5% of the increase in Net Sales from the fiscal year 2013 (Le., April 1,2012 to March 31, 2013) Net Sales, which were $7,330,408, (the "Baseline Net Sales Amount") to the current Contract Year.

6.2           Accounting for and Payment of License Fees.  No later than April 30th of each Contract Year after the First Contract Year, and April 30th of the year after expiration or termination of the Agreement for any reason, the Licensee shall provide the Licensor with the Net Sales figures for the current Contract Year and concurrently shall pay the Licensor the License Fee set forth in Section 6.1 above (the “Annual License Fee”).  For the first four (4) Contract Years, fees due under this Agreement, including, but not limited to, the Annual License Fee, shall be payable by the Licensee to the Licensor, or an affiliate designated in writing by the Licensor, in shares of the Licensee’s common stock, par value $0.001 per share (“Common Stock”), at the then-current Series B Preferred Conversion Price, and fees must be paid in accordance with U.S. tax laws and any other relevant tax laws.  For purposes of clarity, the Series B Preferred Conversion Price shall be calculated as provided under the Certificate of Designations, regardless of whether any shares of Series B Convertible Stock are then outstanding and regardless of whether the Certificate of Designations is then an effective part of the Articles of Incorporation of the Licensee.  Until this Agreement is terminated or expires, the Licensee shall deliver to the Licensor the certificate of adjustment referred to in Section 4(k) of the Certificate of Designations, regardless of whether the Series B Preferred is then convertible pursuant to Section 4 of the Certificate of Designations.  For the fifth Contract Year and any subsequent Contract Years (i.e., from 4/1/17 forward), fees due under this Agreement, including, but not limited to, the Annual License Fee, shall be payable by the Licensee to the Licensor in cash (U.S. dollars), and such fees must continue to be paid in accordance with U.S. tax laws and any other relevant tax laws.

6.3           Interest on Late Payments.  If the Licensee does not pay any fees when due, then, without limiting any other remedies or recourse available to the Licensor, the Licensee shall pay the Licensor interest on all such overdue amounts from the due date of such amounts until paid at twelve percent (12%) rate per annum.

6.4           Guaranteed Minimum License Fees.  If the license fees due to the Licensor for the fourth Contract Year (i.e., 4/1/16 - 3/31/17) for Net Sales of Licensed Products under the Licensed MG Trademarks are less than $500,000, then the Licensee shall pay the Licensor in stock the difference between $500,000 and the license fees due, and this guaranteed minimum fee shall be paid at the same time that the license fee is paid. If the license fees due to the Licensor for the fifth Contract Year (i.e., 4/1/17 - 3/31/18) or any subsequent Contract Year for Net Sales of Licensed Products under the Licensed MG Trademarks are less than $1,000,000, then the Licensee shall pay the Licensor in cash the difference between $1,000,000 and the license fees due, and this guaranteed minimum license fee shall be paid at the same time that the license fee is paid.

6.5           Audit.  The Licensee shall keep, maintain and preserve, at its place of business identified above, during the Initial Term, during any Renewal Terms, and for at least three (3) years following termination or expiration of this Agreement for any reason, complete and accurate books, accounts, records and other materials covering all transactions related to this Agreement, including but not limited to the information contained in or related to the accounting for and payment of license fees, which may include customer records, invoices, correspondence and banking, financial and other records in the Licensee’s possession or under its control (the “Records”). During the Initial Term, during any Renewal Terms, and for three (3) years following termination or expiration of this Agreement for any reason, the Licensor and/or an independent third party representative of the Licensor, upon three (3) days’ notice and during regular business hours, shall have the right once per year to conduct an audit of the Records. Following the audit, the Licensee shall take immediate steps to timely resolve any issues raised therein, including payment of any monies owing and due.  The Licensor shall bear the costs of the audit, provided, however, that if an audit reveals an underpayment of more than five (5%) percent of the total amount payable for any Contract Year, then the Licensee shall bear the expense of the audit.

7.  LICENSED PRODUCTS

7.1           Product Development.  The Licensed Products must be and must remain at least as high in quality as the current AeroGarden Products, and must be developed, manufactured, marketed, and sold as premium products consistent with the Licensor’s then existing image.  The Licensee accepts full responsibility for and agrees to pay all costs it incurs associated with the development of the Licensed Products and all advertising and promotion, packaging design, graphics, and packaging materials for the Licensed Products.

7.2           Licensor Approval.  Other than the existing AeroGarden Products, the Licensee shall not sell any Licensed Products until the Licensor, in its reasonable judgment, finds that such products in mass production quantities are satisfactory to the Licensor.  The license to the Licensee granted by this Agreement to distribute the Licensed Products under the Licensed Trademarks is expressly contingent upon such final written approval by the Licensor.  Other than the existing AeroGarden Products for the initial Contract Year, by no later than sixty (60) days prior to distribution and sale of each Licensed Product, the Licensee shall provide the Licensor for its prior written approval (a) a list of each of the Licensed Products, including SKU numbers, proposed MSRP (manufacturer suggested retail price) and product specifications, as well as product samples for each; and (b) the distribution and marketing plans for the Licensed Products, including proposed distribution channels, marketing and advertising spend, marketing and advertising channels and media plan, and related information.

7.3           Adherence to the Approval Guidelines.  The Licensee will manufacture, package, label, sell, and distribute the Licensed Products in strict adherence with the Approval Guidelines.

7.4           Capital Costs.  The Licensee will secure all plant, equipment and technical skills necessary for the manufacture of the Licensed Products and any packaging therefor, and the Licensor shall have no liability or responsibility with respect thereto.

7.5           Compliance with Laws.  The Licensee shall manufacture, package, label, advertise, and sell all Licensed Products in strict compliance with all applicable laws, rules and regulations.  Accordingly, (a) the Licensed Products manufactured by the Licensee in the Territory will be manufactured in compliance with, and will not be adulterated or misbranded within the meaning of, any federal, state or local laws, rules or regulations applicable within the Territory, will not constitute an article which may not be introduced into interstate commerce, and will be manufactured in substantial compliance with all applicable federal, state and local laws and regulations applicable within the Territory, and (b) any Licensed Products manufactured by the Licensee in foreign countries will be manufactured in compliance with all applicable laws, rules and regulations in those countries.  The Licensee shall provide any required license or certification under the laws or regulation of the United States, the Territory, or the countries of manufacture.  Unless the Licensor agrees otherwise in writing, the Licensee will destroy all inventories of Licensed Products that are not in conformity with any applicable laws, rules or regulations within the Territory.  The Licensee agrees to notify the Licensor promptly of any regulatory action of which the Licensee has knowledge that is taken in relation to it by any federal, state, foreign, county or municipal authority which relates to or affects the manufacture, storage, packaging, labeling, advertising, distribution, or sale of the Licensed Products.

7.6           Consumer Comments and Complaints.  Once per quarter, the Licensee shall provide the Licensor a summary of all written (including electronic) consumer comments and complaints received regarding the quality of the Licensed Products and shall maintain all written (including electronic) consumer comments and complaints and a telephone log for all consumer comments and complaints received by telephone.  The Licensee will also keep such information available for inspection by the Licensor during normal working hours upon reasonable notice.  The Licensee will respond to any consumer complaint about the Licensed Products in a prompt and businesslike manner, and in a manner that reflects well upon itself, the Licensed Products, and the Licensed Trademarks, and the Licensee will provide the Licensor with copies of all responses that it makes to consumer comments or complaints.  The Licensor will send the Licensee information on any consumer comments or complaints that the Licensor receives about the Licensed Products.  Licensee agrees to conform to Licensor’s product return policy consistent with Licensor’s business practices, namely, Licensee shall allow purchasers to return the Licensed Products for a full refund for up to a thirty (30) days following purchase if the customer provides a cash register receipt and/or UPC bar code for the Licensed Products.

8.  ADVERTISING AND PROMOTION REQUIREMENTS

The Licensee shall market the Licensed Products as premium products and as is otherwise consistent with the Licensor’s then existing image, so that such marketing shall not reflect adversely upon the Licensed Products, the good name of the Licensor, or the Licensed Trademarks.  The Licensor shall have a prior-to-use right of approval for all promotional, marketing, and advertising materials and concepts, including but not limited to television commercials, radio spots, print advertisements, direct mail, brochures, signs, billboards, displays, shelf talkers, packaging, labeling, point of sale materials, trade show displays, sales materials, website materials, online advertisements, social media advertisements, advertisements on handheld devices, sponsorships, and promotional contests, sweepstakes, and events.  The Licensor shall have a right of approval for all such advertisements, and all such advertisements shall conform in all material respects to the approvals given by the Licensor.  The Licensor shall have fourteen (14) business days following the receipt of the proposed promotional, marketing or advertising materials to send the Licensee written notice of its disapproval, which shall include an explanation of the basis for disapproval.  Licensor shall use its best efforts to provide, such written notice within the fourteen (14) business day period; provided, however, that if such written disapproval is not received by the Licensee within this fourteen (14) business day period, the marketing, promotional or advertising material submitted to the Licensor shall be deemed disapproved.  Any material modifications to any such advertisements previously approved by the Licensor shall be subject to approval pursuant to this Section 8.  To the extent that the Licensee makes non-material modifications to any advertisements previously approved by the Licensor, however, the Licensee shall not have to submit such advertisements to the Licensor for its prior approval.

9.  APPROVALS AND QUALITY CONTROL

9.1           Licensed Products Approval Guidelines.  BEFORE FULL EXECUTION OF THIS AGREEMENT, ANY PRODUCT DEVELOPMENT DONE BY THE LICENSEE IS AT THE SOLE RISK OF THE LICENSEE.  UNDER NO CIRCUMSTANCES MAY THE LICENSEE SELL OR SHIP LICENSED PRODUCTS BEARING THE LICENSED TRADEMARKS BEFORE FULL EXECUTION OF THIS AGREEMENT, EXCEPT WITH THE LICENSOR’S EXPRESS PRIOR WRITTEN CONSENT.  Before any sale or distribution, the Licensee, at its expense, shall submit to the Licensor all prospective Licensed Products for the Licensor’s advance written approval, in the Licensor’s sole and absolute discretion, at all stages listed below.  Notwithstanding the foregoing, the Licensee is not required to submit the current AeroGarden Products for the Licensor’s advance written approval, except that to the extent the current AeroGarden Products, or any associated materials, will display the Licensed Trademarks, the Licensee must submit all such materials for the Licensor’s advance written approval.

CONCEPT:	Rough sketches or layout concepts.

PROTOTYPE:	Prototypes or finished artwork.

FINAL:	Pre-production sample.

The following rules shall apply to all stages of the Approval Guidelines:

(a)	The Licensee shall not make any use of, sell or distribute such items as listed in this Section 9.1 before the Licensor’s granting final written approval.

(b)
The Licensor shall have fourteen (14) business days from the Licensor’s actual receipt to review and respond in writing to each of the Licensee’s submissions.  If the Licensor does not respond to such submission within such fourteen (14) business day period, such submission shall be deemed disapproved.

(c)
The Licensor, in its sole discretion, reserves the right to reject an item approved at a prior stage if in its physical form it does not meet the Licensor’s marketing standards or if it departs from the approved sample.

(d)
In the event of any modification or change in quality of the items, whether during the approval process or after final approval has been granted, such items shall be re-submitted to the Licensor for approval.

(e)	All submissions shall become the property of the Licensor.

(f)	Upon the Licensee’s written request, the Licensor shall return prototypes and final artwork at the Licensee’s expense, provided that the Licensee supplies digital photographs of same.

(g)	The Licensee shall not have any rights against the Licensor for damages or other remedies by reason of the Licensor’s failure or refusal to grant any approval referred to in this Section 9.

(h)	At the commencement of each Contract Year, the Licensee shall supply the Licensor with three (3) production samples of each of the Licensed Products, free of charge.

9.2           Examination by the Licensor.  Periodically, the Licensor shall have the right, upon reasonable notice to the Licensee and at suitable times, to inspect the premises of the Licensee and of the Licensee’s contract manufacturers, with respect to any of their operations related to any of the Licensed Products.  Periodically, the Licensor shall also have the right to request and upon such request the Licensee shall provide to the Licensor, free of charge, representative samples of any Licensed Products then being sold, together with any packaging, packaging inserts, labels, wrapping, advertising, marketing, web pages, and promotional material then in use.  The Licensor shall examine any such samples, artwork, packaging, promotional or marketing materials, and advertisements within thirty (30) days after receipt.  If as a result of such examination the Licensor believes that any Licensed Products do not strictly adhere to the Approval Guidelines or product quality approved by the Licensor, or that any packaging, advertising, marketing or promotional materials are not in substantial conformity with any previous approvals given by the Licensor, or any Licensed Trademarks are not being used in conformity with the requirements of this Agreement (“Non-Conforming Materials”), the Licensor will promptly notify the Licensee in writing, specifying the alleged non-conformity and the steps required to correct it (the “Non-Conformity Notice”).  After receipt of any Non-Conformity Notice, the Licensee shall have thirty (30) business days to correct the Non-Conforming Materials identified therein.  For the sake of clarity, it is understood and agreed that the Licensee shall have the right to continue to sell Licensed Products, and to use its packaging therefor, so long as they are not Non-Conforming Materials and are in substantial conformity with any previous approvals given by the Licensor.  The Licensee recognizes that representatives of the Licensor may also inspect Licensed Products after they have been delivered or distributed to the Licensee’s customers, and the Licensee shall cooperate with the Licensor in obtaining the Licensee’s customers’ cooperation in such inspections.

9.3           Right To Suspend Approval Process.  In addition to its other remedies, the Licensor has the right to suspend the approval process if the Licensor has given the Licensee notice of breach of this Agreement, until the Licensee cured the breach.

9.4           Trademark Notices.  Whenever the Licensee uses the Licensed Trademarks, the Licensee shall affix the appropriate trademark notice and shall use the registration symbol “®” for Licensed Trademarks that are federally registered, or “TM” for Licensed Trademarks that are not federally registered, and in each instance of use of the Licensed MG Trademarks where appropriate, accompanied by the words “Reg. TM of OMS Investments, Inc.” or “TM of OMS Investments, Inc.” and “Used under license.” or a reasonable facsimile thereof or such other reference as may be designated by the Licensor from time to time.  Where a Licensed Trademark is used more than once on packaging, in copy or advertising, or on the Licensed Products, the “®” or “TM” designation need only be used once either on the most prominent use of the Licensed Trademark, or if all uses are of equal prominence, then on the first use of the Licensed Trademark in or on each package, copy, advertisement, or product.  The Licensee shall use the Licensed Trademarks only as trademarks, service marks, or trade names and shall affix the notices as specified.  The Licensee shall not have the right, unless previously agreed in writing by the Licensor, to use other trademarks, service marks, or trade names in marketing and promoting the Licensed Products, including other trademarks, service marks, or trade names owned by the Licensor.  The Licensee shall cooperate with the Licensor and assist the Licensor in registering the Licensed Trademarks for the Licensed Products, including by providing packaging, labeling, and documentation as may be required to obtain and maintain registrations for Licensed Trademarks for the Licensed Products.

10.  USE OF LICENSED TRADEMARKS

10.1           Restrictions on Use.  Unless the Licensor gives prior consent specifically and in writing, the Licensee shall use the Licensed Trademarks:

(a)           only for the purposes of and pursuant to this Agreement;

(b)	only in a manner consistent with the scope of the relevant registration of the Licensed Trademark or application therefore in the Territory;

(c)           only in the manner permitted and prescribed by the Licensor as set forth herein; and

(d)           only for the Licensed Products.

10.2           Recognition of Goodwill.  The Licensee recognizes the value of the goodwill associated with the Licensed Trademarks and acknowledges that the Licensed Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to the Licensor.  Except as provided in this Agreement, the Licensee shall not, anywhere in the world, use or seek to register any trademarks, service marks, trade dress, names, trade names, or domain names that are the Licensed Trademarks, that are colorably or confusingly similar to the Licensed Trademarks, or that incorporate the Licensed Trademarks or any element colorably or confusingly similar to the Licensed Trademarks.

10.3           Validity of Licensed Trademarks.  The Licensee will not, at any time while this Agreement is in effect or thereafter, dispute, challenge, destroy, impair, or impede the effect, validity, or enforceability of the Licensed Trademarks, or dispute or challenge the Licensor’s rights or title in and to the Licensed Trademarks.

10.4           Validity of Agreement.  The Licensee will not, at any time while this Agreement is in effect or thereafter, dispute or challenge the title or any rights of the Licensor in and to the Licensed Trademarks, the validity or enforceability of this Agreement, or the validity or enforceability of any other license agreement or similar or comparable agreement involving the Licensed Trademarks to which the Licensor is a party.

11.  INFRINGEMENT

If requested by the Licensor, the Licensee will assist the Licensor (at Licensor’s expense) procuring protection for, and in protecting, any of the Licensor’s rights in the Licensed Trademarks.  The Licensor, if it so desires, may commence or prosecute any claim, suit, or action in its own name or, with the Licensee’s consent, in the name of the Licensee, and may join the Licensee as a party to any claim, suit, or action.  The Licensee shall promptly notify the Licensor in writing of any infringements or imitations by others of the Licensed Trademarks which the Licensee becomes aware of, and the Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations.  The Licensor shall notify the Licensee of any potential infringement regarding any Licensed Products.  The Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of the Licensor, which may be given or withheld in the Licensor’s sole discretion.

12.  INSURANCE

Licensee agrees to obtain and maintain, at its own cost and expense, Commercial General Liability Insurance (including Excess/Umbrella Insurance) in an amount not less than five million dollars ($5,000,000) covering bodily injury, property damage, products - completed operations and personal injury, including death resulting there from and Automobile Liability in an amount not less than one million dollars ($1,000,000) covering bodily injury and property state in which the service will be provided and shall have a Best's Key rating of no less than A-VII. Such policy shall name Licensor as Additional Insured including providing defense costs and be primary with respect to any insurance or self-insurance programs maintained by Licensor. The policy must be endorsed to reflect that the Additional Insured will be provided no less than thirty (30) days advance written notice of cancellation or material change in the policy required to be carried as part ofthis Agreement. Licensee shall deliver to Licensor a certificate of insurance that specifies the required coverage immediately following execution of this Agreement. Licensee shall also obtain and maintain at its own cost and expense, any and all statutorily required insurance, including, but not limited to Workers' compensation insurance with statutory limits, and Employer's Liability insurance. The Commercial General Liability, Automobile Liability and Workers Compensation/Employer's Liability policy will include a Waiver of Subrogation in favor of Licensor. The limits required to be evidenced do not limit the liability of Licensee in any claim or suit.

13.  CONFIDENTIALITY

13.1           Acknowledgment of Confidentiality.  Each Party understands that any Protected Information disclosed to it by the other Party under this Agreement is secret, proprietary and of great value to the disclosing Party, which value may be impaired if the secrecy of the Protected Information is not maintained.  The Party disclosing Protected Information is hereinafter sometimes referred to as the “Disclosing Party” and the Party receiving Protected Information is sometimes hereinafter referred to as the “Receiving Party.”

13.2           Reasonable Security Measures.  Each Party has taken and will continue to take reasonable security measures to preserve and protect the secrecy of the Protected Information, and each Receiving Party agrees to take all measures reasonably necessary to protect the secrecy of a Disclosing Party’s Protected Information in order to prevent it from falling into the public domain or into the possession of persons not bound to maintain the secrecy of such information.

13.3           Non-Disclosure Obligation.  Each Receiving Party agrees not to disclose the Protected Information of the Disclosing Party obtained pursuant to this Agreement, to any person or entity (other than its key officers, and employees and/or their parent and subsidiaries to whom disclosure is necessary), while this Agreement is in effect or at any time following the expiration or termination of this Agreement for any reason.

13.4           Burden of Proof.  Each Receiving Party acknowledges and agrees that if it shall disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, except as authorized herein, any Protected Information of a Disclosing Party, and such Receiving Party shall assert as a defense that such information (a) was already known to it or developed prior to the execution of this Agreement, (b) was independently developed by it, (c) was disclosed to third parties without violation of this Agreement, (d) was in the public domain prior to the Effective Date of this Agreement, or (e) entered the public domain without violation of this Agreement, then such Receiving Party shall bear the burden of proof with respect to the same.

14.  TERM AND TERMINATION

14.1           Initial Term.  The Initial Term of this Agreement, and the license granted herein, shall be the period from the Effective Date to March 31, 2018, unless sooner terminated in accordance with the provisions hereof.

14.2           Renewal Terms.  The Licensee may renew this Agreement, and the license granted herein, for consecutive additional five (5) year Renewal Terms by providing written notice of renewal to the Licensor at least six (6) months in advance of the expiration of the Initial Term (or the then-effective Renewal Term), provided that, at the time of the notice and at the time of the renewal, the Licensee is not in default with respect to any of its obligations under the Agreement.

14.3           Termination.  This Agreement may be terminated as follows:

(a)
If the Licensee defaults in the payment of any license fees, interest, or other fees, and such default is not cured within thirty (30) business days following the Licensee’s receipt of written notice of such default, then this Agreement and the license granted hereunder may be terminated upon written notice by the Licensor sent to the Licensee after expiration of the thirty (30) day period and effective upon receipt of such notice, without prejudice to any and all other rights and remedies the Licensor may have hereunder or by law provided.  Notwithstanding the foregoing provision allowing the Licensee thirty (30) business days to cure a default in payment, the Licensee must use its best efforts to cure such default as promptly as possible within said thirty (30) business day period.

(b)
If Licensee fails to sell and commercially distribute an amount of Licensed Products under the Licensed MG Trademarks equivalent to $5,000,000 in gross sales of Licensed Products for any Contract Year, and such default is not cured within thirty (30) business days following Licensee’s receipt of written notice of such default, then this Agreement and the license granted hereunder may be terminated upon written notice by Licensor sent to Licensee after expiration of the thirty (30) day period and effective upon receipt of such notice, without prejudice to any and all other rights and remedies Licensor may have hereunder or by law provided.

(c)
If the Licensee fails to perform in accordance with any material term or condition of this Agreement (other than as described in Sections 14.3(a) or 14.3(b) above) and such default continues unremedied for thirty (30) days after the date on which the Licensee receives written notice of default, unless such remedy cannot be accomplished in such time period and the Licensee has commenced diligent efforts within such time period and continues such efforts until the remedy is complete, then this Agreement may be terminated upon notice by the Licensor, effective upon receipt of such notice, without prejudice to any and all other rights and remedies the Licensor may have hereunder or by law provided.

(d)
If any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization of the Licensee; (ii) a composition, compromise, assignment or arrangement with any creditor of the Licensee; (iii) the appointment of a liquidator, trustee in bankruptcy, special administrator or other similar officer in respect of the Licensee or any of its assets; (iv) the commencement of a case or proceeding, whether voluntary or involuntary, under any applicable bankruptcy or insolvency law; (v) enforcement of any liens over any assets of the Licensee having an aggregate value in excess of $50,000 (or its equivalent in any other currency or currencies), or (vi) any analogous procedure or step is taken in any jurisdiction, then this Agreement and the license granted hereunder may be terminated immediately upon notice by the Licensor, effective upon sending such notice, without prejudice to any and all other rights and remedies the Licensor may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

(e)
Licensor shall have the right, but not the obligation, to terminate this Agreement by providing written notice to Licensee, in the event that the Technology License Agreement expires or terminates for any reason.

(f)
If Licensee fails to comply with its obligations under Section 7.5, as reasonably determined by Licensor, and such default continues unremedied for thirty (30) days after the date on which Licensee receives written notice of default, then this Agreement may be terminated upon notice by Licensor, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Licensor may have hereunder or by law provided.

14.4           Rights Upon Cancellation, Termination, or Expiration.  Upon any cancellation, termination, or expiration of this Agreement for any reason:

(a)
The Licensee shall immediately pay to the Licensor all amounts due and owing hereunder; shall return to the Licensor all of its Protected Information, confidential documents and other material that the Licensor supplied to the Licensee; and shall never use, disclose to others, or assist others in using such Licensor Protected Information, confidential documents, and other material.

(b)
The Licensee will be deemed to have automatically and irrevocably assigned, transferred, and conveyed to the Licensor any rights, equities, goodwill, titles, or other rights in and to the Licensed Trademarks which may have been obtained by the Licensee or which may have vested in the Licensee pursuance of any endeavors covered hereby, and the Licensee will execute any instruments requested by the Licensor to accomplish or confirm the foregoing.  Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants and considerations of this Agreement.

(c)
Except as provided in Section 14.6, the Licensee shall forthwith discontinue the use of all Licensed Trademarks, including use of the Licensed Trademarks on packaging, on other paper goods, and on other objects bearing any Licensed Trademarks; in any advertising and marketing; on websites and social media; and in all other places where the Trademarks are used.

14.5           Licensing and Use of Licensed Trademarks Upon Cancellation, Termination, or Expiration.  Upon any cancellation, termination, or expiration of this Agreement for any reason, the Licensee may not continue to sell products using the Licensed Trademarks.

14.6           Disposal of Inventory After Cancellation, Termination, or Expiration.  For a period of three (3) months after cancellation, termination, or expiration of this Agreement, the Licensee may sell Licensed Products in Licensee’s inventory which were already packaged in packages bearing the Licensed Trademarks (“Sell-Off Period”), except that the Licensee shall have no right to a Sell-Off Period if the Licensor terminates this Agreement pursuant to any of the provisions in Sections 14.3(c) or 14.3(d).  Unless agreed to in writing by the Licensor, the Licensee shall not dispose any Licensed Products during the Sell-Off Period in quantities more than 10% greater than inventory of Licensed Products sold in six month period during the Agreement.  In addition, the Licensee shall not dispose of existing inventory of Licensed Products during the Sell-Off Period if Licensee knows or should know that the inventory will be sold as close-outs or with deep discounts.  After expiration of the Sell-Off Period, or upon termination or expiration of this Agreement if the Sell-Off Period does not apply, then the Licensor shall have the right to require the Licensee to destroy any unused packaging materials bearing the Licensed Trademarks.  Any sales of Licensed Products during the Sell-Off Period shall be, at all times, in accordance with the policies, prices, and standards established for marketing and distribution of the Licensed Products pursuant to this Agreement, and shall require payment of all license fees, interest, and other fees in accordance with Section 6.

14.7           Final Statement of Upon Cancellation, Termination, or Expiration.  As soon as practicable after cancellation, termination, or expiration of this Agreement for any reason, but in no event more than thirty (30) days thereafter, the Licensee shall deliver to the Licensor a statement indicating the number and description of Licensed Products packaged in packaging using the Licensed Trademarks then in the Licensee’s inventory and the number and description of unused packaging using the Licensed Trademarks then in the Licensee’s inventory.  The Licensor may conduct a physical inventory (at Licensor’s expense) to ascertain or verify such statement.

15.  REPRESENTATIONS AND WARRANTIES

15.1           Licensed Trademarks.

(a)
The Licensee acknowledges that the Licensor owns all right, title, and interest in and to the Licensed Trademarks.  The Licensee further acknowledges the goodwill associated with the Licensed Trademarks and that the Licensed Trademarks have acquired secondary meaning in the mind of the public as a result of Licensor’s use (in the case of Licensed MG Trademarks) and Licensee’s use (in the case of the Other Licensed Trademarks) of the Licensed Trademarks in the Territory for certain goods and services and ownership of the Registrations (defined below).  The Licensee shall not, during or after this Agreement, dispute or contest, directly or indirectly, or do or cause to be done, any action that in any way contests, impairs, or tends to impair the Licensor’s rights in and title to the Licensed Trademarks or the validity of any registrations thereof, and shall not assist others in so doing.  The Licensee shall not in any manner represent that it owns any rights in the Licensed Trademarks (and/or registrations therefor), but the Licensee may, only during the Agreement, and only if the Licensee complies with all laws and regulations of the relevant jurisdiction for so doing, represent that it is a “licensee” of the Licensor.  The Licensee shall not register or attempt to register in its own name, or that of any third party, any Licensed Trademark.  Subject to the terms and conditions of this Agreement, the Licensee agrees that any and all of its use of the Licensed Trademarks under this Agreement shall be on behalf of and accrue and inure to the benefit of the Licensor.

(b)
Licensor represents and warrants that it owns certain rights in and to the Licensed MG Trademarks based upon Licensor’s use of and/or ownership of the Licensed MG Trademarks and/or related trademark and service mark registrations it owns, itself or through its subsidiaries, in the Territory (the “Registrations”).  Licensor represents and warrants that it is applying or has applied to register the Licensed MG Trademarks in the Territory for the Licensed Products and that Licensor’s representations and warranties in this Section 15.1 as they relate to the Licensed MG Trademarks for the Licensed Products are subject to Licensor’s successful registration of the Licensed Trademarks for the Licensed Products.

15.2           Right To Enter Into This Agreement.  Each Party represents and warrants for itself that it has the right to enter into this Agreement; that its entering into this Agreement will not, to its knowledge, violate any other agreement to which it is a party or conflict with or violate any law, rule, or regulation by which it is bound; and that it will not knowingly take any action contrary to this Agreement.

16.  INDEMNIFICATION

16.1           Licensor Indemnification.  The Licensor hereby indemnifies the Licensee and forever holds the Licensee harmless from and against all claims, suits, actions, proceedings, damages, losses, liabilities, costs, or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with (a) any breach of any of the Licensor’s representations and warranties set forth in this Agreement or (b) any claim that the use by the Licensee of the Licensed MG Trademarks in accordance with this Agreement infringes any third party trademark.

16.2           Licensee Indemnification.  The Licensee hereby indemnifies the Licensor and forever holds the Licensor harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with (a) any breach of any of the Licensee’s representations, warranties, or obligations as set forth in this Agreement; (b) any use of any patent, process, method, or device by the Licensee in connection with the Licensed Products; (c) any alleged defects or dangers inherent in the Licensed Products or the manufacture, distribution, sale, or use thereof; (d) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or related to the use or consumption of the Licensed Products; (e) any injuries or damages arising from the Licensee’s or any of the Licensee’s customers’ advertising, marketing, or promotion of the Licensed Trademarks or the Licensed Products; or (f) any alleged infringement of any third party's copyright, patent, trademark, or other intellectual property unless and to the extent such alleged infringement is based upon the Licensee’s use of the Licensed MG Trademarks in accordance with this Agreement.

16.3           Conditions of Indemnification.  As a condition of indemnification under this Section 16, the Party seeking indemnification shall give the other Party (for purposes of this Section 16, the “Indemnifying Party”) immediate notice of and copies of all pleadings and correspondence related to the assertion of any such claim, proceeding, action, or suit and agrees not to settle, compromise, or otherwise dispose of any such claim, proceeding, action or suit without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall have the right (but not the obligation) to assume the defense or settlement of any such claim, proceeding, action, or suit at its expense, by counsel of its choice.  If the Indemnifying Party assumes such defense, the Party seeking indemnity shall cooperate fully with the Indemnifying Party in defense of the action and the Indemnifying Party shall not be liable to pay or reimburse the other Party for attorneys' fees or expenses, except such out-of-pocket costs or expenses incurred by the indemnified Party in cooperating with the Indemnifying Party.

16.4           Limits.  Neither Party shall be liable to the other Party, whether pursuant to indemnification or otherwise under this Agreement, for any punitive, indirect or consequential losses, or for loss of business or goodwill, except that these limitations of liability shall not apply to (a) claims for death or physical injury, or loss or damage to tangible personal or real property; (b) damages caused by either Party’s gross negligence or willful misconduct or omission of either Party or its respective employees or representatives; (c) damages payable pursuant to a breach of Section 14 (Confidentiality) or this Section 16 (Indemnification); or (d) damages to the Licensor’s reputation, to the Licensed Trademarks, or the Licensor’s brands or trademark goodwill.

17.  NOTICES

All notices provided for in this Agreement shall be in writing and shall be given by facsimile or registered mail, postage prepaid, or by overnight courier deposited with a reputable company, addressed to the other Party at the applicable address set forth below, or to such other addresses as may be given for such purpose by such that Party by notice duly given hereunder.  Notice shall be deemed properly given on the date of a confirmed facsimile transmission, three (3) days after the date mailed if given by first class mail, or one (1) day after confirmed delivery by overnight courier:

TO THE LICENSOR:

OMS Investments, Inc.
Attn.: Luis A. Rodriguez, Assistant Secretary
10250 Constellation Blvd., Ste. 2800
Los Angeles, CA 90067
Facsimile: (310) 300-3051

WITH COPIES TO:

Hunton & Williams, LLP
2200 Pennsylvania Avenue, N.W.
Washington, D.C. 20036
Attention: J. Steven Patterson
Facsimile: (202) 778-2201

TO THE LICENSEE:

AeroGrow International, Inc.
Attn.: President and CEO
1026075 Longbow Dr., Suite 200
Boulder, CO 80301
Facsimile: (303) 444-0406

WITH COPIES TO:

Hutchinson Black and Cook, LLC
921 Walnut Street, Suite 200
Boulder, CO 80302
Attention: James L. Carpenter, Jr.
Facsimile: (303) 442-6593

18.  GENERAL PROVISIONS

18.1           No Fiduciary or Other Relationship.  The Parties understand and agree that this Agreement does not create a fiduciary relationship between them, that they are and shall be independent contractors, and that nothing in this Agreement is intended to make either Party a general or special agent, joint venturer, partner, or employee of the other Party for any purpose whatsoever.

18.2           Use of Licensed Trademarks in Contracts.  The Licensee shall not employ any of the Licensed Trademarks in signing any contract or applying for any license or permit or in a manner that may result in the Licensor’s liability for any of the Licensee’s indebtedness or obligations.  The Licensee may not use the Licensed Trademarks in any way not expressly authorized by the Licensor.  Except as expressly authorized in writing, neither the Licensor nor the Licensee shall make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other, represent that their relationship is other than licensor and licensee, or be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing.

18.3           Severability.  Except as expressly provided to the contrary herein, each Section, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which the Licensor is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the Parties, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if the Licensee is a party thereto, otherwise upon the Licensee’s receipt of a notice of non-enforcement thereof from the Licensor.  If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all thereof, the Parties agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

18.4           Substitution of Provisions.  If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof.  The Parties agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, any portion or portions which a court may hold to be unenforceable in a final decision to which the Licensor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.  Such modifications to this Agreement shall be effective only in such jurisdiction, unless the Licensor elects to give them greater applicability, and shall be enforced as originally made and entered into in all other jurisdictions.

18.5           Waiver.  A Party may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other Party under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver.  Any waiver so granted by the waiving Party shall be without prejudice to any other rights the waiving Party may have, will be subject to continuing review by the waiving Party and may be revoked, in the waiving Party's sole discretion, at any time and for any reason, effective upon delivery to the other Party of ten (10) days' prior written notice.

18.6           Waiver by Custom or Practice.  A Party shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement) by virtue of any custom or practice of the Parties at variance with the terms hereof.  Any failure, refusal or neglect of a Party to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, any waiver, forbearance, delay, failure or omission by a Party to exercise any right, power or option, whether of the same, similar or different nature, or the Licensor’s acceptance of any payments due from the Licensee after any breach of this Agreement, shall not be deemed a waiver or impairment of any right, power or other option provided under this Agreement.

18.7           Force Majeure.  Neither Party shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from:

(a)	compliance with any law, regulation, requirement or instruction of any federal, state, municipal or foreign government or any department or agency thereof;

(b)	acts of God;

(c)	fires, strikes, embargoes, war or riot; or

(d)	any other similar event or cause.

Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence or payment of any license fees, interest, or administration fees.

18.8           Temporary Restraining Orders and Preliminary Injunctions.  Notwithstanding anything to the contrary in this Agreement, each Party shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction.

18.9           Rights Cumulative.  The rights of each Party hereunder are cumulative and no exercise or enforcement by a Party of any right or remedy hereunder shall preclude the exercise or enforcement by that Party of any other right or remedy hereunder which that Party is entitled by law to enforce.

18.10           Costs and Attorneys’ Fees.  If a claim for amounts owed by the Licensee to the Licensor or its affiliates is asserted in any judicial proceeding or appeal thereof, or if a Party enforces this Agreement in any judicial proceeding or appeal thereof, the Party prevailing in such proceeding shall be entitled to reimbursement of its reasonable costs and expenses, including reasonable accounting and legal fees, whether incurred prior to, in preparation for, or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the obligations of this Agreement.  If the Licensor incurs expenses in connection with the Licensee’s failure to pay when due amounts owing to the Licensor, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, including, but not limited to legal and accounting fees, the Licensor shall be reimbursed by the Licensee for any reasonable costs and expenses that the Licensor incurs.

18.11           Governing Law.  Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§ 1051 et seq.) or other federal law, this Agreement, and the relationship between the Parties, shall be governed by the laws of the State of Ohio.

18.12           Jurisdiction.  The Parties hereby irrevocably consent and agree that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement may be instituted or brought in the United States District Court for the Southern District of Ohio.  The Parties hereby irrevocably consent and submit to, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such Court, and to all proceedings in such Court.  Further, the Parties irrevocably consent to actual receipt of any summons and/or legal process at their respective addresses as set forth in this Agreement as constituting in every respect sufficient and effective service of process in any such legal action or proceeding.  The Parties further agree that final judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, whether within or outside the United States of America, by suit under judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of the liability.

18.13           Waiver of Punitive Damages.  The Parties waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between them, the Party making a claim shall be limited to recovery of any actual damages it sustains; except that, the limitations of liability arising out of, under or in connection with (a) claims for death or physical injury, or loss or damage to tangible personal or real property; (b) damages caused by either Party’s gross negligence or willful misconduct or omission of either Party or their respective employees or representatives; or (c) damages payable pursuant to a breach of Section 14 (Confidentiality) and Section 16 (Indemnification).

18.14           Headings.  The headings of the several Sections hereof are for convenience only and do not define, limit or construe the contents of such Sections.

18.15           Entire Agreement.  This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior agreements and negotiations between the Parties, including all oral, written or otherwise communicated statements in whatever form or from whatever source.

18.16           Counterparts.  This Agreement may be executed simultaneously in counterparts, including with PDFs or photocopies of signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, binding upon all Parties hereto, notwithstanding that all Parties are not signatories to the original or the same counterpart.

18.17           Expenses.  Each Party shall bear its own expenses (including attorneys' fees and expenses) in connection with the preparation, negotiation, execution, and delivery of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Brand License Agreement, effective as of the Effective Date first written above.

LICENSOR:

OMS INVESTMENTS, INC.

By:

Name:

Title:

LICENSEE:

AEROGROW INTERNATIONAL, INC.

By:

Name:

Title:

EXHIBIT A
SELECT EXISTING AEROGARDEN INDOOR GARDEN UNITS

EXHIBIT B
EXISTING AEROGARDEN SEED KITS

EXHIBIT C
LICENSED MG TRADEMARKS

MIRACLE-GRO® (and associated logos):

 EXHIBIT D
OTHER LICENSED TRADEMARKS

REC. NO.	SERIAL NO.	NAME OF MARK	FILING DATE (MM/DD/YYYY)	STATUS
3455606	78882877	FARMER'S MARKET FRESH	5/12/2006	Active
3525830	78836718	BIO-DOME	3/14/2006	Active
3773031	77651442	VEGGIEPRO	1/16/2009	Active
3663301	77550915	HERB 'N SAVE	8/19/2008	Active
3570754	77476610	HERB 'N ICE	5/16/2008	Active
3522253	77347195	AGS ADVANCED GROWING SYSTEM	12/7/2007	Active
3573608	773045572	CHEF IN A BOX	10/15/2007	Active
3573607	77304513	FLORIST IN A BOX	10/15/2007	Active
3528760	7730401	MOUNTAIN MEADOW	10/15/2007	Active
3592304	77303344	SPLASH OF COLOR	10/12/2007	Active
3592303	77303340	ENGLISH COTTAGE	10/12/2007	Active
3659815	7730333	RED VELVET	10/12/2007	Active
3592160	77238309	HERB IT UP	7/25/2007	Active
3568213	77185032	FLORIST IN A BOX	5/18/2007	Active
3413666	77170403	VEG-E-GARDEN	5/1/2007	Active
3392651	77132449	ULTIMATE KITCHEN GARDENER	3/15/2007	Active
3389625	77129826	WALL GARDEN	3/13/2007	Active
3389624	77129806	WALL FARM	3/13/2007	Active
3373707	77127173	CHEF IN A BOX	3/9/2007	Active
3376411	77095536	HERB 'N SERVE	1/31/2007	Active
3565083	77058534	PLUG & GROW	12/6/2006	Active
3370002	77058522	SWEET RUBIES	12/6/2006	Active
3524683	77045636	HERB APPEAL	11/16/2006	Active